Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
beneski.barron@orbital.com
Orbital Reports Third Quarter 2005 Financial Results
— Results Reflect Solid Earnings and Cash Flow —
— Firm Backlog Increases Over 50% on Near-Record New Orders —
— 2005 Financial Guidance Updated; Preliminary Guidance Provided for 2006 —
(Dulles, VA 20 October 2005) — Orbital Sciences Corporation (NYSE: ORB) today announced financial results for the third quarter of 2005 and first nine months of the year. Orbital reported third quarter 2005 revenues of $159.3 million compared to third quarter 2004 revenues of $171.7 million. The company’s third quarter 2005 operating income was $12.2 million as compared to third quarter 2004 operating income of $14.3 million.
Orbital’s net income was $6.8 million, or $0.11 diluted earnings per share, in the third quarter of 2005, as compared to adjusted net income* of $6.9 million, or $0.11 adjusted diluted earnings per share*, in the third quarter of 2004. The company also reported free cash flow* of $10.4 million in the third quarter of 2005 and firm backlog of $1.20 billion as of September 30, 2005.
Commenting on the third quarter’s financial results, Orbital’s Chairman and Chief Executive Officer, Mr. David W. Thompson, said, “In the third quarter, Orbital continued several positive trends that have characterized our financial results over the last few years. First, our new business activity in the quarter was outstanding, representing one of the highest three-month periods for new orders in the company’s 23-year history. Second, Orbital also maintained its strong free cash flow performance, which we expect to continue into the fourth quarter and throughout 2006. Building on these foundations, we are quite optimistic for another good year in 2006, with robust revenue growth, improving profit margins and solid free cash flow generation expected to be achieved next year.”

*	“Adjusted net income,” “adjusted diluted earnings per share” and “free cash flow” are non-GAAP financial measures discussed throughout this release. For additional details, please refer to the section of this press release entitled “Disclosure of Non-GAAP Financial Measures.”

Orbital Reports Third Quarter 2005 Financial Results

Financial Highlights
Summary financial results for the third quarter of 2005 as compared to the third quarter of 2004 were as follows:

	Quarter Ended September 30,
($ in millions, except per share data)	2005		2004

Revenues		$159.3	$171.7
Operating Income		12.2	14.3
Net Income		6.8	11.4
Adjusted Net Income		n/a	6.9	(1)
Diluted Earnings Per Share		0.11	0.18
Adjusted Diluted Earnings Per Share	$	n/a	$0.11	(1)

(1)	Adjusted in 2004 to include income tax expense the company would have recorded had it been recording income tax in the same manner as in 2005.
Summary financial results for the first nine months of 2005 as compared to the first nine months of 2004 were as follows:

	Nine Months Ended September 30,
($ in millions, except per share data)	2005		2004

Revenues		$503.9	$500.8
Operating Income		39.2	43.0
Net Income		20.5	33.9
Adjusted Net Income		n/a	20.8	(1)
Diluted Earnings Per Share		0.33	0.52
Adjusted Diluted Earnings Per Share	$	n/a	$0.32	(1)

(1)	Adjusted in 2004 to include income tax expense the company would have recorded had it been recording income tax in the same manner as in 2005.
Revenues
Revenues by segment for the third quarter of 2005 were as follows:

	Quarter Ended September 30,
($ in millions)	2005	2004

Launch Vehicles	$79.8	$80.2
Satellites and Related Space Systems	74.8	86.5
Transportation Management Systems	6.4	7.1
Eliminations	(1.7)	(2.1)

Total Revenues	$159.3	$171.7

Orbital Reports Third Quarter 2005 Financial Results

Orbital’s third quarter 2005 revenues were $159.3 million, compared to third quarter 2004 revenues of $171.7 million. This decrease was driven by lower satellites and related space systems segment revenues related primarily to a decrease in the science, technology and defense satellites product line, partially offset by higher communications satellites product line revenues. The decline in science, technology and defense satellites product line revenues was largely due to lower activity on certain government contracts that are reaching the latter stages of production and are expected to be substantially complete by year-end. In the company’s launch vehicles segment, revenues declined marginally due to decreases in the space launch vehicles and target launch vehicles product lines, largely offset by revenue growth in the interceptor launch vehicles product line. Revenues in the transportation management systems segment decreased slightly, impacted by completion or near-completion of certain contracts partially offset by revenues from several recently awarded contracts.
Revenues by segment for the first nine months of 2005 were as follows:

	Nine Months Ended September 30,
($ in millions)	2005	2004

Launch Vehicles	$247.6	$243.2
Satellites and Related Space Systems	242.1	241.7
Transportation Management Systems	19.7	22.4
Eliminations	(5.5)	(6.5)

Total Revenues	$503.9	$500.8
For the first nine months of 2005, Orbital reported $503.9 million in revenues, up from $500.8 million for the same period last year, primarily due to revenue increases in the launch vehicles and satellites and related space systems segments, partially offset by a slight revenue decrease in the transportation management systems segment. The launch vehicles segment growth was driven by higher revenues in the interceptor launch vehicles and target launch vehicles product lines, partially offset by lower revenues from the space launch vehicles product line. The satellites and related space systems segment growth was driven by higher revenues from science, technology and defense satellite contracts, offset partially by lower revenues in the company’s communications satellites product line. Transportation management systems segment revenues decreased due to the same factors impacting the third quarter results.
Operating Income
Operating income by segment for the third quarter of 2005 was as follows:

	Quarter Ended September 30,
($ in millions)	2005	2004

Launch Vehicles	$8.6	$8.1
Satellites and Related Space Systems	3.1	5.9
Transportation Management Systems	0.5	0.3
Corporate and Other	—	—

Total Operating Income	$12.2	$14.3

Orbital Reports Third Quarter 2005 Financial Results

Orbital reported operating income of $12.2 million in the third quarter of 2005, compared to operating income of $14.3 million in the same quarter of 2004, primarily due to a $2.8 million decrease in satellites and related space systems segment operating income. This decrease was due primarily to lower operating results in the communications satellites product line because of cost growth caused by launch delays on certain contracts. Launch vehicles segment operating income increased $0.5 million largely due to higher interceptor launch vehicles operating income, partially offset by lower space launch vehicles and target launch vehicles product lines operating income.
Operating income by segment for the first nine months of 2005 was as follows:

	Nine Months Ended September 30,
($ in millions)	2005	2004

Launch Vehicles	$26.3	$22.2
Satellites and Related Space Systems	11.4	17.4
Transportation Management Systems	1.5	0.9
Corporate and Other	—	2.5

Total Operating Income	$39.2	$43.0
Orbital reported operating income of $39.2 million in the first nine months of 2005 compared to $43.0 million in the same period of 2004. The first half of 2004 included a $2.5 million non-recurring gain from the sale of notes received from a former affiliate reported in the corporate and other segment. Income from Orbital’s operating segments, which excludes this non-recurring gain, decreased $1.3 million period over period, primarily due to a $6.0 million decrease in the satellites and related space systems segment income, partially offset by a $4.1 million increase in launch vehicles segment income. The operating income decrease in the satellites and related space systems segment was largely due to cost growth on certain contracts, partially offset by a $2.7 million favorable operating profit adjustment in 2005 pertaining to a cash receipt from a customer and former affiliate. The increase in launch vehicles segment income was largely due to improved operating income in the interceptor launch vehicles product line and the absence in 2005 of an unfavorable profit adjustment in 2004 on a Taurus space launch vehicle contract, partially offset by cost growth in 2005 on certain contracts.
Net Income
Net income in the third quarter of 2005 was $6.8 million, or $0.11 diluted earnings per share, compared to $6.9 million adjusted net income for the third quarter of 2004, or $0.11 adjusted diluted earnings per share. Net income in the first nine months of 2005 was $20.5 million, or $0.33 diluted earnings per share, compared to $20.8 million adjusted net income for the first nine months of 2004, or $0.32 adjusted diluted earnings per share.
Cash Flow and Balance Sheet
As of September 30, 2005, Orbital’s unrestricted cash balance was $146.4 million. The company generated $10.4 million of free cash flow for the third quarter of 2005 and $32.5 million for the first nine months of 2005.

Orbital Reports Third Quarter 2005 Financial Results

The company’s cash flow was as follows:

	Third	First Nine
	Quarter	Months of
($ in millions)	2005	2005

Net Cash Provided by Operating Activities	$13.2	$43.4
Capital Expenditures	(2.8)	(10.9)

Free Cash Flow	10.4	32.5
Proceeds from Issuance of Common Stock	4.2	5.5
Repurchase of Common Stock	—	(20.0)
Other	—	2.9

Net Increase in Cash	14.6	20.9
Beginning Cash Balance	131.8	125.5

Ending Cash Balance	$146.4	$146.4
Summary balance sheet data as of September 30, 2005 was as follows:

Assets		Liabilities and Equity
($ in millions)

Cash and Equivalents	$146.4	Short-Term Debt	$0.1
Other Current Assets	186.1	Other Current Liabilities	128.2
Property and Equipment	82.8	Long-Term Debt	126.5
Goodwill	55.6	Other Non-Current Liabilities	0.1
Other Assets	184.2	Stockholders’ Equity	400.2

Total Assets	$655.1	Total Liabilities and Equity	$655.1
New Business Highlights
During the third quarter of 2005, Orbital booked approximately $195 million in new firm orders and $260 million in new option orders. In addition, the company received approximately $120 million of option exercises under existing contracts. As of September 30, 2005, the company’s firm contract backlog was approximately $1.20 billion, up 52% over its value a year ago. Total backlog (including options, indefinite-quantity contracts and undefinitized orders) was approximately $2.96 billion, up 24% compared to the third quarter 2004 level.
Operational Highlights
In the third quarter of 2005, Orbital conducted eight space and missile system operations. These included four Vandal short-range target vehicles for the U.S. Navy, two medium-range target vehicles for the U.S. Missile Defense Agency and a Minotaur space launch vehicle for the U.S. Air Force. The company also launched and deployed the Galaxy 14 commercial communications satellite for PanAmSat Corporation in the quarter. In addition, Orbital delivered several space and launch system products for future deployment, including two commercial communications

Orbital Reports Third Quarter 2005 Financial Results

satellites, two short-range target vehicles and two cargo transport containers to be used aboard the International Space Station.
Since the beginning of October, Orbital has completed three operational milestones, including the first operational flight of the “Coyote” supersonic sea-skimming target vehicle, the launch and deployment of the Galaxy 15 commercial communications satellite and the delivery of one Orbital Boost Vehicle (OBV) missile defense interceptor. Including these activities, Orbital expects to complete a total of ten operational events and major product deliveries in the fourth quarter, comprising three target vehicle launches, one missile defense interceptor flight test, four OBV interceptor booster deliveries, one communications satellite launch and deployment, and one defense satellite delivery.
2005 Financial Guidance Update and 2006 Preliminary Targets
The company has updated its 2005 guidance indicating that it expects full year 2005 revenues to be in the $690 to $700 million range and operating income margin to be about 7.5%. Diluted earnings per share are expected to be in the $0.42 to $0.44 range with about 62 million average diluted shares. Free cash flow is forecast to be in the $50 to $55 million range.
The company also provided its preliminary financial targets for 2006, indicating that it anticipates full year 2006 revenues to be in the $750 to $770 million range and operating income margin in the 7.75% to 8.25% range. Diluted earnings per share in 2006 are expected to be in the $0.50 to $0.55 range, based on 60 to 62 million of average diluted shares. The company expects to generate $50 to $55 million in free cash flow for 2006. The company plans to update its outlook for 2006 when it reports fourth quarter and full-year 2005 results early in 2006.
Disclosure of Non-GAAP Financial Measures
The following are provided as definitions of non-GAAP (Generally Accepted Accounting Principles) financial measures used by the company within this press release. Orbital does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define these measures differently.
Free cash flow is defined as GAAP net cash provided by operating activities (the most directly comparable GAAP financial measure) less capital expenditures for property, plant and equipment. Management believes that free cash flow provides investors with an important perspective on the company’s liquidity, financial flexibility and ability to fund operations and service debt.
Adjusted net income is defined as GAAP net income (the most directly comparable GAAP financial measure) less income tax expense that the company would have recorded had it been recording income tax expense in the same manner as in 2005. The company records substantially higher income tax expense in 2005, comprised primarily of non-cash income taxes, as a result of the company’s reversal of most of its deferred tax valuation allowance in the fourth quarter of 2004. Adjusted diluted earnings per share is equal to adjusted net income divided by diluted shares. These measures are provided so investors can more easily compare 2005 net income to 2004 net income since income tax expense in 2004 was not recorded in the same manner as in 2005. The reconciliation of the reported net income to adjusted net income is as follows:

Orbital Reports Third Quarter 2005 Financial Results

	Quarter Ended	Nine Months Ended
($ in millions, except share data)	September 30, 2004	September 30, 2004

Reported Net Income	$11.4	$33.9
Less Income Tax Expense	(4.5)	(13.1)

Adjusted Net Income	$6.9	$20.8

Adjusted Diluted Earnings Per Share	$0.11	$0.32
About Orbital
Orbital develops and manufactures small space and rocket systems for commercial, military and civil government customers. The company’s primary products are satellites and launch vehicles, including low-orbit, geosynchronous-orbit and planetary spacecraft for communications, remote sensing, scientific and defense missions; ground- and air-launched rockets that deliver satellites into orbit; and missile defense systems that are used as interceptor and target vehicles. Orbital also offers space-related technical services to government agencies and develops and builds satellite-based transportation management systems for public transit agencies and private vehicle fleet operators.
A transcript of the third quarter earnings teleconference call will be available on Orbital’s website at http://www.orbital.com/Investor
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
Certain statements in this press release may be forward-looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends and uncertainties that could cause the actual results or performance of the company to be materially different from the forward-looking statement. Uncertainty surrounding factors such as continued government support and funding for key space and defense programs, product performance and market acceptance of products and technologies, the outcome of the government investigation, as well as other risk factors and business considerations described in the company’s SEC filings, including the annual report on Form 10-K, could impact Orbital’s actual financial and operational results. Orbital assumes no obligation for updating the information contained in this press release.
— attachments below —

Orbital Reports Third Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(unaudited)

	Quarter Ended September 30,
($ in thousands, except per share data)	2005	2004

Revenues	$159,324	$171,695
Costs of goods sold	129,211	142,458

Gross profit	30,113	29,237
Research and development expenses	1,077	1,457
Selling, general and administrative expenses	16,803	13,457

Income from operations	12,233	14,323
Other income, net	1,443	521
Interest expense	(2,961)	(2,847)
Debt extinguishment expense	—	(577)

Income before provision for income taxes	10,715	11,420
Provision for income taxes	(3,905)	(25)

Net income	$6,810	$11,395

Basic net income per share	$0.13	$0.23

Diluted net income per share	$0.11	$0.18

Shares used in computing basic net income per share	53,843	50,358
Shares used in computing diluted net income per share	61,863	64,758

Orbital Reports Third Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Income Statements
(unaudited)

	Nine Months Ended September 30,
($ in thousands, except per share data)	2005	2004

Revenues	$503,876	$500,751
Costs of goods sold	413,467	416,946

Gross profit	90,409	83,805
Research and development expenses	3,343	4,654
Selling, general and administrative expenses	47,910	38,653
Settlement expense (income)	—	(2,538)

Income from operations	39,156	43,036
Other income, net	2,918	1,174
Interest expense	(8,588)	(8,645)
Debt extinguishment expense	—	(1,138)

Income before provision for income taxes	33,486	34,427
Provision for income taxes	(12,940)	(486)

Net income	$20,546	$33,941

Basic net income per share	$0.38	$0.69

Diluted net income per share	$0.33	$0.52

Shares used in computing basic net income per share	54,684	49,060
Shares used in computing diluted net income per share	62,414	65,263

Orbital Reports Third Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)

	September 30,	December 31,
($ in thousands)	2005	2004

Assets
Cash	$146,443	$125,504
Receivables, net	131,245	149,480
Inventory	17,092	13,565
Deferred income taxes, net	25,696	26,710
Other current assets	12,000	12,195

Total current assets	332,476	327,454
Property, plant and equipment, net	82,843	83,154
Goodwill	55,551	55,551
Deferred income taxes, net	174,759	185,940
Other non-current assets	9,450	11,671

Total Assets	$655,079	$663,770

Liabilities and Stockholders’ Equity
Short-term borrowings	$76	$161
Accounts payable and accrued expenses	99,337	121,454
Deferred revenues	28,875	19,478

Total current liabilities	128,288	141,093
Long-term debt	126,477	128,375
Other non-current liabilities	109	178
Total stockholders’ equity	400,205	394,124

Total Liabilities and Stockholders’ Equity	$655,079	$663,770

Orbital Reports Third Quarter 2005 Financial Results

ORBITAL SCIENCES CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Quarter Ended	Nine Months Ended
($ in thousands)	September 30, 2005	September 30, 2005

Net income	$6,810	$20,546
Depreciation and amortization	3,392	10,536
Amortization of debt costs	153	459
Deferred taxes	3,576	12,302
Changes in assets and liabilities	(853)	(389)
Other	109	(84)

Net cash provided by operating activities	13,187	43,370

Capital expenditures	(2,769)	(10,857)
Change in cash restricted for letters of credit	—	3,041

Net cash used in investing activities	(2,769)	(7,816)

Repayment of debt and other	(20)	(114)
Repurchase of common stock	—	(19,999)
Net proceeds from issuance of common stock	4,212	5,498

Net cash provided by (used in) financing activities	4,192	(14,615)

Net increase in cash	14,610	20,939
Cash, beginning of period	131,833	125,504

Cash, end of period	$146,443	$146,443